Exhibit (c)(7)

PRELIMINARY | SUBJECT TO FURTHER REVIEW & REVISION Project Osprey Board of Directors discussion materials    Confidential October 7, 2017 PRELIMINARY | SUBJECT TO FURTHER REVIEW AND EVALUATION These materials may not be used or relied upon for any purpose other than as specifically contemplated by a written agreement with Credit Suisse Group AG and/or its Affiliates (hereafter “Credit Suisse”).

PRELIMINARY | SUBJECT TO FURTHER REVIEW & REVISION Table of contents 1. Executive summary 2. Public market perspectives 3. Preliminary financial projections 4. Preliminary financial analysis framework 5. Preliminary financial analysis Appendix Confidential 1 © Credit Suisse Group AG and/or its affiliates. All rights reserved.

PRELIMINARY | SUBJECT TO FURTHER REVIEW & REVISION 1. Executive summary Confidential 2

PRELIMINARY | SUBJECT TO FURTHER REVIEW & REVISION Executive summary ï® Following the August 31, 2017 Board of Directors telephonic meeting to review the latest terms of the GSO Capital Partners / First Eagle Investment Management (“GSO” / “FEIM”) proposal to acquire Osprey, the terms of an exclusivity agreement were negotiated with GSO / FEIM —Exclusivity agreement was executed by Osprey and the counterparties on September 4, 2017 and subsequently expired at 11:59pm, New York time, on September 27, 2017; negotiations continued without extending exclusivity    ï® GSO / FEIM proposal to acquire Osprey for headline merger consideration (undiscounted) of: $12.44 per share ($11.44 per share in cash plus undiscounted $1.00 per share in non-transferable contingent value right (“CVR”), assuming 2017 transaction close) or $12.32 per share ($11.44 per share in cash plus undiscounted $0.88 per share in non-transferable CVR, assuming Q1’18 transaction close)(1)(2) —Implies ~10.9% and ~9.8% premium to Osprey’s one-month volume-weighted average price (“VWAP”) of $11.22 per share(3) ï® GSO / FEIM substantially completed their due diligence investigation, with GSO focused on loan / asset level due diligence for its fund investors and FEIM on operational, tax, and legal due diligence of Osprey ï® STB drafted and delivered a draft Merger Agreement and draft Asset Purchase Agreement based on the negotiated term sheet to Goodwin Proctor LLP (“Goodwin”) and Sidley Austin LLP (“Sidley”) —Both agreements as well as other transaction documentation, including Voting Agreements, Debt Commitment Letters, Equity Commitment Letters / Limited Partner Agreement and Blackstone Limited Guarantee are being negotiated with Goodwin and Sidley ï® Assuming Osprey and GSO / FEIM are able to successfully negotiate mutually acceptable transaction agreements, a go-shop process will commence —In connection with our Project Osprey engagement, CS was not previously directed to conduct a third-party solicitation process on behalf of Osprey ï® CS has been directed to utilize and rely on management’s updated September 2017 forecast and CVR assumptions for purposes of its preliminary financial analysis of Osprey —Following materials include for discussion with Osprey Board of Directors: (i) a summary of the GSO / FEIM proposed transaction; (ii) public market perspectives regarding Osprey; (iii) a preliminary overview of Osprey’s financial performance and projections; (iv) a preliminary financial analysis framework; and (v) a preliminary financial analysis of Osprey Source: Merger Agreement draft dated 10/5/17, Asset Purchase Agreement dated 10/6/17, FactSet and Osprey management. (1) Based on fully diluted shares outstanding, calculated based on 41,480,754 basic shares (incl. unvested restricted stock), 0.125 million options and 12.0 million warrants as of 9/30/17, Confidential per Osprey management. Assumes treasury stock method for the upfront cash consideration only, per Merger Agreement draft dated 10/5/17. (2) Upfront cash consideration includes $2.0 million mark on OREO, valued at $12.0 million per Osprey management.    (3) Based on Bloomberg VWAP from 9/5/2017 – 10/3/2017. 3 © Credit Suisse Group AG and/or its affiliates. All rights reserved.

PRELIMINARY | SUBJECT TO FURTHER REVIEW & REVISION

Summary of merger consideration

Selected Osprey metrics

Closing stock price (10/3/17)	$11.88
Implied market value ($mm)	$493
Price / Q2'17A TBV[(4)]	0.79x
Price / Q2'17A Adj. TBV[(6)]	0.79x
P / 2017E I/B/E/S EPS	27.6x
P / 2018E I/B/E/S EPS	17.2x



($ per share)
$12.44
$12.32
Headline merger consideration (undiscounted)
$12.21-$12.37
$12.10-$12.25
$0.77-$0.93
$0.66-$0.81
$11.44
$11.44
PV of merger consideration (2017 close)
PV of merger consideration (Q1 2018 close)
Upfront cash consideration (1)
Non-transferable contingent value right "CVR" (2)

Selected implied transaction metrics

($ in millions, except per share amounts)

Headline merger consideration (undiscounted)	$12.44	$12.32
Premium to one-month VWAP (9/5/17 - 10/3/17)	10.9%	9.8%
Present value of merger consideration per share[(3)(5)]	$12.21-$12.37	$12.10-$12.25
Present value of aggregate consideration[(3)]	$507-$514	$502-$508
Price / Q2'17A TBV[(4)]	0.81x-0.82x	0.81x-0.82x
Price / Q2'17A Adj. TBV[(6)]	0.82x-0.83x	0.81x-0.82x
P / 2017E I/B/E/S EPS	28.4x-28.8x	28.1x-28.5x
P / 2018E I/B/E/S EPS	17.7x-17.9x	17.5x-17.8x
Implied premium to:		
Current closing stock price (10/3/17)	2.8%-4.2%	1.9%-3.1%
One-week VWAP (9/26/17 - 10/3/17)	4.1%-5.4%	3.1%-4.4%
One-month VWAP (9/5/17 - 10/3/17)	8.9%-10.3%	7.9%-9.2%
Q2'17 earnings release closing stock price (8/2/17)	10.3%-11.8%	9.3%-10.6%
Three-month VWAP (7/3/17 - 10/3/17)	11.0%-12.4%	10.0%-11.3%

Source: Merger Agreement draft dated 10/5/17 and Asset Purchase Agreement dated 10/6/17. FactSet, Bloomberg, I/B/E/S consensus, Osprey public filings and Osprey management. Market data as of 10/3/17.
Note: "VWAP" denotes volume-weighted average price.
(1) Net of outstanding indebtedness and liabilities, per Osprey management.
(2) Illustrative present value calculated as minimum and maximum of range reflected in "Illustrative Osprey present value of tax refunds." Does not include potential impact of accrued interest income.
(3) Based on fully diluted shares outstanding, calculated based on 41,480,754 basic shares (incl. unvested restricted stock), 0.125 million options and 12.0 million warrants as of 9/30/17, per Osprey management. Assumes treasury stock method for the upfront cash consideration only, per Merger Agreement draft dated 10/5/17.
(4) Based on fully diluted shares outstanding, calculated based on 41,607,550 basic shares (incl. unvested restricted stock), 0.160 million options and 12.0 million warrants as of 6/30/17, per Osprey public filings. Assumes treasury stock method for the upfront cash consideration only, per Merger Agreement draft dated 10/5/17.
(5) Upfront cash consideration includes $2.0 million mark on OREO, valued at $12.0 million per Osprey management.
(6) Calculated based on Q2'17A tangible book value, adjusted for $3.3 million cash used to repurchase shares and $0.3 million cash proceeds received from exercise of options settled during 7/1/17 – 9/30/17, per Osprey management.

Confidential

4

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PRELIMINARY | SUBJECT TO FURTHER REVIEW & REVISION

Selected transaction terms

Transaction structure	■ Two-step transaction: – Asset purchase: Newly formed fund (GSO Osprey Fund, "GSOOF"), with investors sourced by GSO, to purchase loan portfolio; net proceeds used to repay Osprey debts / liabilities and fund a portion of second-step merger consideration – Merger: First Eagle to acquire 100% of Company (which will retain asset manager platform) via merger
Total consideration	■ Headline merger consideration (undiscounted): $12.44 per share ($11.44 per share in cash plus undiscounted $1.00 per share in non-transferable CVR, assuming 2017 transaction close) or $12.32 per share ($11.44 per share in cash plus undiscounted $0.88 per share in non-transferable CVR, assuming Q1'18 transaction close)(1)(2) ■ PV assuming 2017 transaction close: $12.21-$12.37 per share(1) – $11.44 per share in cash(1)(2) – $0.77-$0.93 per share in non-transferable CVR(1) ■ PV assuming Q1'18 transaction close: $12.10-$12.25 per share(1) – $11.44 per share in cash(1)(2) – $0.66-$0.81 per share in non-transferable CVR(1)
Go-shop	■ 30-day go-shop period following announcement of transaction ■ 14 days from no-shop period start date for excluded party to submit binding superior proposal and Board to trigger process to terminate
Fiduciary out	■ Company permitted to terminate transaction to accept superior proposal solicited in go-shop period or unsolicited superior proposal after go-shop period, subject to matching right of First Eagle and GSOOF
Termination fee for go-shop / fiduciary out	■ 2% of transaction equity value for transaction resulting from superior proposal during go-shop period as long as Board has determined it is superior proposal within 14 days after end of go-shop period ■ 3% of transaction equity value for transaction resulting from superior proposal after go-shop period
Financing	■ Equity commitments from investors: $910mm to $1,215mm, as per proposal letter dated 8/23/2017 – GSO to cause investors to fund once closing conditions are satisfied ■ Wells Fargo – commitment letter for $1,600mm in asset-backed loans with no backstop minimum ■ CDPQ – commitment letter for $250mm in asset-backed loans with no backstop minimum ■ Existing loans to have value fixed at signing for borrowing base purposes (less any prepayments prior to closing) ■ New loans to have value set by Wells Fargo
Reverse termination fee	■ 5% of transaction equity value ■ Asset buyer is proposing that fee be guaranteed by individual investors of fund
Certain closing conditions	■ Osprey stockholder approval ■ Consents from clients / investors so that run-rate revenue is at least 90% of closing run-rate revenue ■ No Company material adverse effect ■ Consummation of asset sale

Source: Merger Agreement draft dated 10/5/17, Asset Purchase Agreement draft dated 10/6/17 and Osprey management.
(1) Based on fully diluted shares outstanding, calculated based on 41,480,754 basic shares (incl. unvested restricted stock), 0.125 million options and 12.0 million warrants as of 9/30/17, per Osprey management. Assumes treasury stock method for the upfront cash consideration only, per Merger Agreement draft dated 10/5/17.
(2) Includes $2.0 million mark on OREO, valued at $12.0 million per Osprey management.

Confidential
5
© Credit Suisse Group AG and/or its affiliates. All rights reserved.

PRELIMINARY | SUBJECT TO FURTHER REVIEW & REVISION Preliminary Osprey tax considerations Per Osprey management in consultation with Osprey’s tax advisors ï® As a result of GSO / FEIM transaction structure: —Osprey expects to recognize a loss of ~$200 million upon closing of transaction —Net operating loss (“NOL”) can be applied to offset 2017 estimated taxable income —NOL can be carried-back to 2015 and 2016 tax years (assuming 12/31/2017 transaction closing) —Remainder available for carryforward, subject to section 382 limitations (no separately negotiated consideration for remainder) —Tax refunds available to Osprey stockholders of record at closing (assuming 12/31/2017 transaction closing): —Refund of 2016 federal and state taxes overpayment: $5.9 million ($3.9 million federal, $2.0 million state) —Refund of 2017 federal and state estimated taxes paid: $1.8 million ($1.7 million federal, $0.1 million state) —Refund for NOL carryback claims for 2015 and 2016 federal and state taxes paid: ~$33.9 million(1) ï® Certain tax considerations: —FEIM assumes responsibility to file tax return and distribute associated tax refunds —Timing of tax years included in carryback claim based on transaction closing —Statutory period for return of cash associated with income tax refund is 45—90 days after filing —Subject to Internal Revenue Service (“IRS”) review and potential audit (three-year statute of limitations for audit) and approval of Joint Committee on Taxation (“JCT”) (U.S. congressional committee) based on IRS findings / report —Limited visibility on timing of commencement of IRS examination / audit, if any, and impossible to predict outcome of such examination / audit —The Company has received clean tax audits for five consecutive years up through 2014; however, past audit results are not indicative of future audit outcome ï® CVR payment mechanics: —30% of any applicable income tax refund paid promptly upon receipt —Balance of applicable tax refund paid at earlier of expiration of statute of limitations for audit (three years from filing) or completion of audit —Interest payable at agreed rate on undistributed portion of tax refund    Source: Osprey management in consultation with Osprey’s tax advisors and Merger Agreement draft dated 10/5/17. Note: Credit Suisse does not provide any tax advice. Confidential (1) Includes $7.7 million 2015 federal taxes paid (net of alternative minimum tax (“AMT”), $25.5 million estimated 2016 federal tax paid and $0.7 million 2015 & 2016 state taxes paid, per Osprey management. 6 © Credit Suisse Group AG and/or its affiliates. All rights reserved.

PRELIMINARY | SUBJECT TO FURTHER REVIEW & REVISION Preliminary Osprey tax considerations (cont’d) Per Osprey management in consultation with Osprey’s tax advisors Certain updates relative to 8/31/2017 preliminary Osprey Board of Directors discussion materials:    ï® Refund claims made for both federal and state taxes paid (federal taxes previously) ï® 2016 estimated federal and state taxes were paid on 9/15/2017 —Estimated 2016 federal and state tax overpayment of $5.9 million ($3.9 million federal, $2.0 million state) —2016 tax return and claim for 2016 federal and state tax overpayment to be filed by Osprey by 10/15/2017, and associated refunds expected to be received by 11/30/2017 ï® Estimated earliest completion of IRS review and potential audit and approval of JCT based on IRS findings / report assumed to be nine months (vs. six months) ï® Other changes: —2015 carryback claim adjusted for AMT —2016 estimated taxes paid updated based on actual payment of estimated taxes —Quick refund amount updated based on actual taxes paid in 2017 —Quick refund claim expected to be filed by 1/1/2018 —Cash flows discounted to 6/30/2017 (vs. 9/30/17), for illustrative purposes Source: Osprey management in consultation with Osprey’s tax advisors. Note: Credit Suisse does not provide any tax advice. Confidential 7 © Credit Suisse Group AG and/or its affiliates. All rights reserved.

PRELIMINARY | SUBJECT TO FURTHER REVIEW & REVISION

Illustrative Osprey present value of tax refunds

Assuming 2017 closing; per Osprey management in consultation with Osprey's tax advisors

Certain assumptions

- Osprey has directed Credit Suisse to assume that the IRS refunds the taxes paid without any reduction in amount, delay or condition
- Transaction closing 12/31/17
- Claim for refund of 2016 federal and state taxes overpayment filed by Osprey by 10/15/17, per Osprey management
- Claim for quick refund of federal taxes paid during 2017 filed by FEIM by 1/1/18, per Osprey management
- 2017 federal tax return filed by FEIM by 3/31/18 and state tax return filed by FEIM by 9/15/18, per Osprey management
- 2015 and 2016 carryback claim filed by FEIM by 4/1/18, per Osprey management
- Per Merger Agreement:
  - 30% of any applicable income tax refund paid promptly upon receipt
  - Balance of applicable tax refund will be paid at earlier of expiration of statute of limitations for audit (three years from filing) or completion of audit
- Assumes tax refunds will be subject to credit and business risk of FEIM (FEIM is contractually obligated to cause disbursement of cash from paying agent)
- Cash flows discounted to 6/30/17, for illustrative purposes
  - Illustrative discount rate range based on indicative pricing for new FEIM unsecured note (current issuer rating of BB+ / Ba1) and preliminary market implied weighted average cost of capital calculation
- Osprey has received clean tax audits for five consecutive years up through 2014; however, past audit results are not indicative of future audit outcome

($ in millions)	Quarter ending, 9/30/17E	12/31/17E	3/31/18E	6/30/18E	9/30/18E	12/31/18E
Gross tax refunds	–	(A) **$1.8**	(B) **$0.5**	(C) **$10.2**	–	(D) **$29.2**[(1)]

(A) Receive 30% of refund of 2016 estimated federal and state taxes overpayment ($5.9mm)[(2)]

(B) Receive 30% of refund of 2017 federal taxes paid ($1.7mm)[(2)]

(C) Receive 30% of refund of 2015 and 2016 federal and state taxes paid ($33.9mm)[(2)]

(D) Receive refund of 2017 state taxes paid ($0.1mm), as well as balance of refund of (i) 2017 federal taxes paid ($1.7mm), (ii) 2016 estimated federal and state taxes overpayment ($5.9mm) and (iii) 2015 and 2016 federal and state taxes paid ($33.9mm) upon completion of audit / JCT review[(3)(4)]

	Assuming receive refund "D" in nine months			Assuming receive refund "D" in 18 months			Assuming receive refund "D" in three years		
	Illustrative discount rate range			Illustrative discount rate range			Illustrative discount rate range		
	6.0%	8.0%	10.0%	6.0%	8.0%	10.0%	6.0%	8.0%	10.0%
CVR PV[(4)]	$38.8	$38.0	$37.1	$37.7	$36.5	$35.4	$35.5	$33.8	$32.2
CVR PV per share[(4)(5)]	$0.93	$0.91	$0.89	$0.91	$0.88	$0.85	$0.85	$0.81	$0.77
Total consideration per share[(4)(5)]	$12.37	$12.35	$12.33	$12.35	$12.32	$12.29	$12.29	$12.25	$12.21

- Actual results of IRS audit process (and implied value of CVR) are impossible to predict.

Source: Osprey management in consultation with Osprey's tax advisors.
Note: Credit Suisse does not provide any tax advice.
Assumes mid-period discounting convention. 2016 taxes paid based on preliminary 2016 tax return, per Osprey management.
(1) Includes of $0.1 million expected funds as of 12/31/18 from final 2017 state tax return assuming completion of audit in nine months, per Osprey management.
(2) Assumes 45-day period for return of cash after claims are filed, per Osprey management in consultation with Osprey's tax advisors.
(3) Osprey management, in consultation with Osprey's tax advisors, estimates that completion of audit / JCT review could occur in (i) nine months, (ii) 18 months or (iii) three years.
(4) Does not include potential impact of accrued interest income.
(5) Based on fully diluted shares outstanding, calculated based on 41,480,754 basic shares (incl. unvested restricted stock), 0.125 million options and 12.0 million warrants as of 9/30/17, per Osprey management. Assumes treasury stock method for the upfront cash consideration only, per Merger Agreement draft dated 10/5/17.

Confidential

8

© Credit Suisse Group AG and/or its affiliates. All rights reserved.

PRELIMINARY | SUBJECT TO FURTHER REVIEW & REVISION

Illustrative Osprey present value of tax refunds

Assuming 2018 closing; per Osprey management in consultation with Osprey's tax advisors

Certain assumptions

- Osprey has directed Credit Suisse to assume that the IRS refunds the taxes paid without any reduction in amount, delay or condition
- Transaction closing 3/31/18
- Osprey does not expect to make a federal or state tax payment in Q1 2018 given transaction timing and magnitude of loss generated
- 2018 short year federal tax return filed by FEIM by 6/30/18, per Osprey management
- 2016 federal and state carryback as well as 2017 federal carryback claims filed by FEIM by 7/1/18, per Osprey management
- 2017 state carryback claim filed by FEIM by 9/15/18, per Osprey management
- Per Merger Agreement:
  - 30% of any applicable income tax refund shall be paid promptly upon receipt
  - Balance of applicable tax refund shall be paid at earlier of expiration of statute of limitations for audit (three years from filing) or completion of audit
- Assumes tax refunds will be subject to credit and business risk of FEIM (FEIM is contractually obligated to cause disbursement of cash from paying agent)
- Illustrative discount rate range based on indicative pricing for new FEIM unsecured note (current issuer rating of BB+ / Ba1) and preliminary market implied weighted average cost of capital calculation
  - Cash flows discounted to 6/30/17, for illustrative purposes
- Osprey has received clean tax audits for five consecutive years up through 2014; however, past audit results are not indicative of future audit outcome

($ in millions)	Quarter ending, 9/30/17E	12/31/17E	3/31/18E	6/30/18E	9/30/18E	12/31/18E	3/31/19E
Gross tax refunds	–	–	–	–	(A) **$10.4**	(B) **$0.6**	(C) **$25.6**

(A) Receive 30% of refund of (i) 2016 federal taxes paid ($25.5mm), (ii) 2016 state taxes paid ($0.6mm), and (iii) 2017 federal taxes paid, net of AMT ($8.5mm)(1)

(B) Receive 30% of refund of 2017 state taxes paid ($2.1mm)(1)

(C) Receive balance of refund of (i) 2016 federal and state taxes paid ($26.1mm) and (ii) 2017 federal and taxes paid ($10.6mm) upon completion of audit / JCT review(2)(3)

	Assuming receive refund "C" in nine months			**Assuming receive refund "C" in 18 months**			**Assuming receive refund "C" in three years**		
	Illustrative discount rate range			Illustrative discount rate range			Illustrative discount rate range		
	6.0%	8.0%	10.0%	6.0%	8.0%	10.0%	6.0%	8.0%	10.0%
CVR PV(3)	$33.6	$32.7	$31.8	$32.6	$31.4	$30.3	$30.7	$29.1	$27.6
CVR PV per share(3)(4)	$0.81	$0.79	$0.77	$0.78	$0.76	$0.73	$0.74	$0.70	$0.66
Total consideration per share(3)(4)	$12.25	$12.23	$12.21	$12.22	$12.20	$12.17	$12.18	$12.14	$12.10

- Actual results of IRS audit process (and implied value of CVR) are impossible to predict.

Source: Osprey management in consultation with Osprey's tax advisors.
Note: Credit Suisse does not provide any tax advice.
Assumes mid-period discounting convention. 2016 taxes paid based on preliminary 2016 tax return, per Osprey management.
(1) Assumes 45-day period for return of cash after claims are filed, per Osprey management in consultation with Osprey's tax advisors.
(2) Osprey management, in consultation with Osprey's tax advisors, estimates that completion of audit / JCT review could occur in (i) nine months, (ii) 18 months or (iii) three years.
(3) Does not include potential impact of accrued interest income.
(4) Based on fully diluted shares outstanding, calculated based on 41,480,754 basic shares (incl. unvested restricted stock), 0.125 million options and 12.0 million warrants as of 9/30/17, per Osprey management. Assumes treasury stock method for the upfront cash consideration only, per Merger Agreement draft dated 10/5/17.

Confidential
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PRELIMINARY | SUBJECT TO FURTHER REVIEW & REVISION 2. Public market perspectives Confidential 10

PRELIMINARY | SUBJECT TO FURTHER REVIEW & REVISION Osprey annotated historical stock price performance Current Average 52-week intraday ($ per share) 10/ 3/ 17 One-m onth Three-m onths Six-m onths One-year Three-year High Low Osprey stock price $11.88 $11.26 $10.95 $10.55 $10.06 $10.06 $11.99 $8.03 (10/3/17) (1) Source: Public filings and FactSet as of 10/3/17. (1) During Q3 2015, Q4 2015 and Q1 2016, Osprey drew an additional, $50mm, $25mm and $25mm, respectively. The commitment is fully drawn. Confidential 11 © Credit Suisse Group AG and/or its affiliates. All rights reserved.

PRELIMINARY | SUBJECT TO FURTHER REVIEW & REVISION Osprey YTD indexed stock price performance One- Three-month months YTD Osprey 10.1% 11.1% 28.4% S&P 500 financials index 5.8% 4.6% 12.3% 28.4% performanceVolume price    (millions) stock 12.3%    Indexed    Source: FactSet as of 10/3/17.    Confidential 12 © Credit Suisse Group AG and/or its affiliates. All rights reserved.

PRELIMINARY | SUBJECT TO FURTHER REVIEW & REVISION

Selected Wall Street equity research analysts summary

Ratings, target stock price and EPS estimates

Broker	Date	Rating	Target stock price ($)	Implied upside to current stock price[1]	EPS '17E	EPS '18E
Janney Montgomery Scott	8/2/2017	Buy	$14.00	17.8%	$0.40	$0.67
Keefe, Bruyette & Woods	8/2/2017	Hold	12.00	1.0	0.45	0.71
Mean			**$13.00**	**9.4%**	**$0.43**	**$0.69**
Osprey management estimates					**$0.39**	**$0.73**

Selected commentary

"We are encouraged that in a period of stagnant balance sheet growth, management has been able to reduce costs. We also note that as LIBOR rates continue to rise, the rate floors on [Osprey's] loans are no longer an issue and the company's asset-sensitive balance sheet can now be realized. **Lastly, management's commentary on today's call seems to indicate that the company, or parts of it, could be up for sale.** Trading at a nearly 30% discount to book value, we think [Osprey] is undervalued; thus we maintain our BUY rating and $14 fair value estimate (FVE) on [Osprey]."

August 2, 2017

Janney
Trusted Advisors for Generations

"[Osprey's] results this quarter were generally weaker than our expectations on the top-line, although there are a number of positive items including better expense management and a lower non-performing loan rate qtr/qtr. We are remaining on the sidelines until we see more stable earnings growth and stronger progress toward the double-digit pre-tax ROE target."

August 2, 2017

KBW

Source: FactSet, Osprey public filings and Osprey management as of September 2017.
Note: Market data as of 10/3/17.
(1) Based on Osprey closing stock price of $11.88 per share on 10/3/17.

Confidential
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PRELIMINARY | SUBJECT TO FURTHER REVIEW & REVISION Total shareholder return over last three years YTD One-year Two-year Three-year 12/30/16 – 10/3/17 10/3/16 – 10/3/17 10/3/15 – 10/3/17 10/3/14 – 10/3/17 Osprey 29.2% 20.9% 42.8% 3.8% Preliminary selected internally managed BDCs(1) 2.9 8.3 47.3 26.3 Preliminary selected externally managed BDCs(2) 3.9 9.9 30.2 23.5 S&P 500 financials index 12.3 35.9 42.1 38.4 38.4% 26.3% 23.5% 3.8% (1) (2) Source: FactSet.    Note: Market data as of 10/3/17. Total shareholder return includes share price performance and dividends paid. Confidential (1) Includes Hercules Capital Inc. (HTGC), Main Street Capital Corp. (MAIN), Triangle Capital Corp. (TCAP). (2) Includes Apollo Investment Corp. (AINV), Ares Capital Corp. (ARCC), Blackrock Capital Investment Corp. (BKCC), Fifth Street Finance Corp. (FSC), FS Investment Corp. (FSIC), Golub Capital Inc. 14 (GBDC), Goldman Sachs BDC Inc. (GSBD), New Mountain Financial Corp. (NMFC), PennantPark Investment Corp. (PNNT), Prospect Capital Corp. (PSEC), Solar Capital Ltd. (SLRC), TCP Capital Corp. (TCPC), TPG Specialty Lending Inc. (TSLX), TCG BDC, Inc. (CGBD). © Credit Suisse Group AG and/or its affiliates. All rights reserved.

PRELIMINARY | SUBJECT TO FURTHER REVIEW & REVISION 3. Preliminary financial projections Confidential 15

PRELIMINARY | SUBJECT TO FURTHER REVIEW & REVISION A. Osprey management standalone financial performance and projections Confidential 16

PRELIMINARY | SUBJECT TO FURTHER REVIEW & REVISION

Osprey financial performance vs. Wall Street equity research expectations

($ per share)		Diluted earnings per share				Book value per share[1]				Stock price reaction	Selected Wall Street equity research commentary
			Wall Street equity research mean	Beat / miss			Wall Street equity research mean	Beat / miss			
		Actual		$	%	Actual		$	%		
FYE Dec-15	Q1	$0.05	$0.04	$0.01	25.0%	$14.26	$14.11	$0.15	1.1%	1.2%	Lighter originations offset by lower operating expenses and strong credit quality
	Q2	0.10	0.07	0.04	53.8%	14.36	14.32	0.04	0.3%	4.8%	Higher fee income and loss of provisioning was lower than expected
	Q3	0.11	0.11	0.01	4.8%	14.40	14.49	(0.09)	(0.6%)	(2.2%)	Out-sized charge related to TRS offset by better than expected NIM
	Q4	0.09	0.12	(0.03)	(25.0%)	14.17	14.52	(0.35)	(2.4%)	(21.2%)	Growth in managed assets; higher income was driven by increase in average earning assets
FYE Dec-16	Q1	0.09	0.12	(0.03)	(25.0%)	13.84	14.30	(0.46)	(3.2%)	(3.7%)	Tepid growth in loans / leases and higher credit costs
	Q2	0.11	0.15	(0.04)	(26.7%)	14.12	13.98	0.14	1.0%	(2.7%)	Tepid growth in loans / leases
	Q3	0.19	0.13	0.06	46.2%	14.38	14.27	0.11	0.8%	4.7%	Recapture of unrealized losses and upwards adjustment to interest income from repayment of NPA
	Q4	0.23	0.15	0.08	53.3%	15.12	14.85	0.27	1.8%	(2.4%)	One-off events (equipment finance sale, Berkeley Fund launch, cost savings)
FYE Dec-17	Q1	0.03	0.18	(0.15)	(83.3%)	15.21	15.34	(0.13)	(0.8%)	(9.9%)	Provision expense of $6.1 million (3x estimate) and negative marks on loans held for sale
	Q2	0.10	0.16	(0.06)	(35.5%)	15.40	15.49	(0.09)	(0.6%)	(0.3%)	Negative non-cash marks on loans held for sale and stagnant balance sheet growth

Osprey EPS results vs. expectations over last 10 quarters have been volatile, generally beating or missing mean of Wall Street equity research expectations by >10%; BVPS results generally have been in line

Source: Osprey public filings and FactSet.
Note: Earnings per share and book value per share reflect announced data at time of public release.
(1) Based on Keefe Bruyette & Woods analyst estimates only as Janney Montgomery Scott does not provide book value per share estimates.

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PRELIMINARY | SUBJECT TO FURTHER REVIEW & REVISION

Osprey historical financial performance summary

Based on Osprey public filings and investor presentations

($ in millions)	FY'14A	FY'15A	Q1'16A	Q2'16A	Q3'16A	Q4'16A	FY'16A	Q1'17A	Q2'17A	FY'17 Guidance [1]	
										Low	High
Funded loan volume	$1,789	$3,058	$300	$476	$427	$671	$1,874	$330	$460	$1,500	$2,000
New loan yields	5.93%	6.54%	7.37%	6.99%	6.57%	6.65%	6.83%	6.55%	6.79%	6.50%	7.00%
Run-off rate (% of BoP loans)	46%	45%	18%	38%	24%	41%	31%	38%	32%	30%	35%
Portfolio yield (% of avg. loans)	6.09%	6.27%	6.28%	6.28%	6.77%	6.53%	6.46%	6.29%	6.43%	6.25%	6.75%
Cost of funds (% of avg. interest-bearing liabilities)	3.12%	4.35%	4.56%	4.65%	4.67%	4.83%	4.65%	4.99%	5.08%	4.75%	5.25%
Net interest margin	3.17%	2.39%	2.21%	2.10%	2.50%	1.96%	2.19%	1.45%	1.56%	1.50%	2.00%
Non-interest income (% of avg. loans)	0.49%	0.57%	1.94%	0.46%	1.14%	2.02%	1.40%	0.70%	0.59%	0.50%	1.00%
Provision expenses (% of avg. loans)	1.17%	0.57%	1.80%	0.38%	0.37%	0.27%	0.71%	0.70%	0.31%	0.25%	0.50%
Operating expenses (% of avg. AuM)	1.80%	1.12%	1.00%	0.78%	1.09%	1.15%	1.00%	0.68%	0.64%	0.60%	0.70%
Leverage (debt / equity)	3.3x	5.1x	5.0x	4.9x	5.2x	5.1x	5.1x	5.0x	5.0x	4.8x	5.0x
Loans and credit investments, gross	$2,626	$3,830	$3,734	$3,772	$3,972	$3,592	$3,592	$3,620	$3,619	$3,250	$3,500
AuM	3,381	6,949	6,620	6,583	6,653	6,740	6,740	6,598	6,521	7,500	8,000

Source: Osprey public filings and Osprey investor presentations.
(1) Osprey guidance issued in Q2 2017 earnings release on 8/2/17.

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PRELIMINARY | SUBJECT TO FURTHER REVIEW & REVISION Selected Osprey management commentary on Osprey’s recent financial performance and market outlook Higher leverage & looser covenants Lower pricing We do think the market is frothy. We have seen sort of a floor on pricing in terms Overall, market conditions have led to tighter spreads and an erosion in the of where nonbanks will go in the middle market, so we think we are bottom out in quality of some transactions over the past year or more…our selectivity enabled us to “ terms of the pricing we are able to get…What we are seeing is a lot of transactions originate “ senior middle market loans with average yields of 6.8% in the second that may look, the numbers look okay but the details in the transactions include lots of quarter, which clearly reflects significant value relative to the liquid loan markets and add backs to EBITDA and very loose covenants and things like that. I think it is a time other fixed income [alternatives]. Currently, we estimate that we are earning a 200 to be very careful. We are going to continue to be selective. We will sit on some cash if basis point premium to comparably rated large-cap loans, which on average yields [sic] we have to, and I think we will be able to with that kind of an approach, maintain our of about 4.75% in the second quarter. yields and avoid the kind of risky or poorly underwritten deals that are getting done a ” Tim Conway, August 2, 2017 lot in the marketplace” Tim Conway, August 2, 2017 Middle market risk / return on first-lien institutional deals (1) Quarterly middle-market term loan yields (three-year) ï® Leverage at its highest level post-crisis ï® Quarterly middle market institutional yields below 6% for first time since Q2’15 ï® Spreads down to 443bps on average, the lowest level post-crisis 6.5 Total leverage Yield 9.5% 14% LIB/LIB Floor LIB Spread Spread due to OID 6.0 9.0% 12% 5.5 8.5% 10% 5.0 8.0% year)—year) 8% (x:1) 4.5 7.5%—(three (three 4.0 7.0% yield 6% in -leverage 3.5 6.5% Yield -Total All 4% 3.0 6.0% 2% 2.5 5.5% 2.0 5.0% 0% 2009 2010 2010 2010 2010 2011 2011 2011 2011 2012 201220122012 2013 2013 20132013201420142014 2014 201520152015201520162016 2016 2016 2017 2017 2017 2002 2002 2003 2004 2005 2005 20062007 2008 2010 2010 201120122013 2013 2014 2015 20162016 3Q17TD Q1 Q2 Q3 Q4 Q1 Q2 Q3 Q4 Q1 Q2 Q3 Q4 Q1 Q2 Q3 Q4 Q1 Q2 Q3 Q4 Q1 Q2 Q3 Q4 Q1 Q2 Q3 Q4 Q1 Q2 Q3 Q1 Q4 Q3 Q2 Q1 Q4 Q3 Q2 Q1 Q4 Q3 Q2 Q1 Q4 Q3 Q2 Q1 Q4 Source: Osprey earnings call transcripts, Thomson Reuters LPC. (1) Based on selected middle market deals with available leverage and yield data. Confidential 19 © Credit Suisse Group AG and/or its affiliates. All rights reserved.

PRELIMINARY | SUBJECT TO FURTHER REVIEW & REVISION

Preliminary Osprey standalone financial projections

Assumptions per Osprey management as of September 2017

Loan portfolio	■ Total volume is projected to increase from ~$1.6bn in 2017E to ~$2.7bn in 2020E – Off-balance sheet asset management activity volume growth from ~$0.9bn in 2017E to ~$2.1bn in 2020E ■ Assets under management ("AuM") projected to increase at ~9% CAGR for period 2017E – 2020E – Off-balance sheet AuM increases from ~50% of total AuM in 2017E to ~74% of total AuM in 2020E
Spreads	■ Direct new origination spread target of 5.25% starting in 2018E through forecast horizon ■ Capital markets new origination spread target of 4.95% starting in 2018E through forecast horizon
Credit	■ Assumes continuation of current credit environment ■ Provision expense for leverage finance is based on forecast of specific (FAS 114) and general reserves (FAS 5) reserves with the following assumptions: – 2018E – 2020E: Probability of Default ("POD") of 2.25% / Loss Given Default ("LGD") of 28% / Recovery of 72% ■ $37mm new NPAs in 2018E and decrease to $30mm in 2020E from strategic shift to off-balance sheet asset management ■ NPLs as % of portfolio decreases from 2.86% in 2018E to 1.77% in 2020E; NPL balances decreases from $80mm in 2018E to $33mm in 2020E
Funding	■ All-in cost of funds of 5.25% in 2017E, 5.58% in 2018E, 6.10% in 2019E and 5.74% in 2020E
Non-interest income	■ Non-interest income projected to increase from $27mm in 2017E to $56mm in 2020E ■ Increase in fee paying AuM from shifting on-balance sheet portfolios to off-balance sheet vehicles
Operating expenses	■ ~0.6% of average AuM, flat through forecast horizon
Corporate initiatives	■ ~4.6mm share repurchases in 2018E at average price of ~$11 per share ■ $0.02 per share quarterly dividend through forecast horizon

Source: Osprey management as of September 2017.
Note: "NPA" denotes non-performing asset.
"NPL" denotes non-performing loan.

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PRELIMINARY | SUBJECT TO FURTHER REVIEW & REVISION

Preliminary Osprey standalone financial summary

FY'14A – FY'20E AUM summary per Osprey management as of September 2017

($ in millions)



$3,381
$85 , 3%
$673
20%
$2,623(1)
78%
2014A
$6,949
$2,294
33%
$825
12%
$3,830(1)
55%
2015A
$6,740
$1,834
27%
$1,315
20%
$3,592(1)
53%
2016A
$7,158
$1,541
22%
$2,007
28%
$3,610
50%
2017E (2)
$7,830
$1,716
22%
$2,763
35%
$3,350
43%
2018E
$8,349
$1,983
24%
$3,841
46%
$2,525
30%
2019E
$9,247
$2,292
25%
$4,522
49%
$2,433
26%
2020E
On-balance sheet loans
Off-balance sheet middle market loans
Off-balance sheet broadly syndicated loans

Osprey continues its transition to an asset-light credit asset manager during the forecast period

Source: Osprey public filings and Osprey management as of September 2017.
(1) Includes Osprey portfolio middle market direct lending and Arch St. collateralized loan obligation ("CLO").
(2) Includes $4.1mm deferred loan fee and $0.4mm mark-to-market ("MTM") balances, respectively, for Arch St. CLO portfolio, $0.3mm MTM balance for loans held for sale portfolio and $1.9mm MTM balance for debt security portfolio.

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PRELIMINARY | SUBJECT TO FURTHER REVIEW & REVISION Preliminary Osprey standalone financial summary    FY’14A – FY’20E earnings summary per Osprey management as of Sept. 2017 ($ in millions except per share amounts) After-tax 1.7% 2.6% 4.3% 2.5% 4.6% 4.8% 5.9% ROAE Diluted EPS $0.21 $0.35 $0.61 $0.39 $0.73 $0.83 $1.07 Leverage 3.3x 5.1x 5.1x 4.8x 4.5x 3.0x 2.6x (debt / equity) $41    $31    $28    $29    $17    $16    $11    2014A 2015A 2016A 2017E 2018E 2019E 2020E Net income Q1’17 and Q2’17 negatively impacted by mark-to-market adjustments on loans held for sale and higher than expected provision expense Source: Osprey public filings and Osprey management as of September 2017.    Confidential 22 © Credit Suisse Group AG and/or its affiliates. All rights reserved.

PRELIMINARY | SUBJECT TO FURTHER REVIEW & REVISION

Preliminary Osprey standalone financial summary

FY'14A – FY'20E per Osprey management as of September 2017

($ in millions except per share amounts)	2014A	2015A	2016A	2017E	2018E	2019E	2020E
	Fiscal year ending 12/31						
Selected metrics							
Total origination volume	$1,789	$3,058	$1,874	$1,646	$2,175	$2,584	$2,721
Ending period AUM	$3,381	$6,949	$6,740	$7,158	$7,830	$8,349	$9,247
Portfolio yield as % of avg loans	**6.09%**	**6.27%**	**6.46%**	**6.40%**	**6.77%**	**7.10%**	**7.37%**
Net charge-offs / gross loans (excl. loans held for sale)	1.1%	0.1%	1.0%	0.5%	0.8%	0.6%	0.7%
Run-off rate (% of BoP loans)	46.0%	45.0%	31.0%	35.0%	35.0%	35.0%	35.0%
Net interest margin	**3.17%**	**2.39%**	**2.19%**	**1.57%**	**1.86%**	**1.97%**	**2.88%**
Average interest-earning assets	$2,505	$3,239	$4,050	$3,822	$3,629	$3,031	$2,504
Asset management income (% of avg. off B/S AuM)	0.21%	0.34%	0.43%	0.45%	0.47%	0.53%	0.55%
Operating expenses / end of period AuM	1.36%	0.76%	1.00%	0.64%	0.63%	0.60%	0.56%
Pre-tax ROAE	**2.7%**	**4.4%**	**7.4%**	**4.3%**	**7.7%**	**8.1%**	**10.1%**
After-tax ROAE	**1.7%**	**2.6%**	**4.3%**	**2.5%**	**4.6%**	**4.8%**	**5.9%**
Leverage (debt / equity)	**3.3x**	**5.1x**	**5.1x**	**4.8x**	**4.5x**	**3.0x**	**2.6x**
Selected balance sheet items							
Net loans (including loans held for sale)	**$2,506**	**$3,613**	**$3,383**	**$3,522**	**$3,274**	**$2,467**	**$2,381**
Unrestricted cash	33	36	154	82	24	24	25
Total assets	2,811	4,051	4,041	3,838	3,508	2,661	2,570
Corporate debt (net of financing fees)[1]	238	372	374	376	80	–	–
Total debt (net of financing fees, debt discount, and OID)	2,134	3,332	3,311	3,141	2,835	1,958	1,825
Tangible book value	641	641	629	627	608	641	683
Book value	641	659	647	651	630	661	702
Basic shares outstanding (mm)	46.6	46.5	42.8	41.5	37.2	37.5	37.7
Book value per share	**$13.75**	**$14.17**	**$15.12**	**$15.68**	**$16.94**	**$17.65**	**$18.62**
Selected income statement items							
Interest income	$136	$202	$251	$228	$238	$209	$179
Interest expense	(58)	(121)	(161)	(169)	(171)	(149)	(107)
Net interest income	**$78**	**$81**	**$89**	**$59**	**$67**	**$60**	**$72**
Provision for credit losses	(27)	(18)	(28)	(13)	(9)	(4)	(8)
Net interest income after credit losses	**$51**	**$62**	**$62**	**$46**	**$59**	**$55**	**$64**
Asset management income	1	7	13	15	19	27	35
Other non-interest income / (expense)	10	12	41	12	21	20	21
Total operating expenses	(45)	(52)	(67)	(46)	(49)	(50)	(51)
Earnings before tax	$17	$29	$49	$28	$49	$53	$69
Net income	**$11**	**$17**	**$28**	**$16**	**$29**	**$31**	**$41**
Diluted EPS	**$0.21**	**$0.35**	**$0.61**	**$0.39**	**$0.73**	**$0.83**	**$1.07**
Selected cash flow items							
Distributed cash flow[2]	**$35**	**$17**	**$43**	**$21**	**$53**	**$3**	**$3**

Source: Osprey public filings and Osprey management as of September 2017.
(1) Includes senior unsecured notes net of capitalized financing fees.
(2) Includes share repurchases and ordinary dividends.

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PRELIMINARY | SUBJECT TO FURTHER REVIEW & REVISION Preliminary Osprey standalone financial summary Cash flow statement per Osprey management as of September 2017 ($ in millions) Cash flow statement 2H 2017E 2018E 2019E 2020E Beginning unrestricted cash $50 $82 $24 $24 Cash generated from operations Interest income 110 228 200 172 Interest expense (51) (108) (93) (77) Corporate & subordinated debt interest expense (27) (48) (27) (14) Other income 16 40 47 56 Cash operating expenses (15) (31) (32) (33) Incentive compensation 0 (14) (14) (15) Tax payments (7) (10) (9) (20) Miscellaneous (7) (0) (1) 0 Total cash generated from operations $20 $56 $72 $71 Cash generated from investing & financing Net investment in leveraged finance 14 251 83 23 New NS Capital activity 3 (11) 28 (9) Corporate debt open market purchases – (300) (180) (80) Share buyback program & dividend program (4) (53) (3) (3) Total cash generated from investing & financing $12 ($113) ($72) ($69) Total change in cash 32 (58) (0) 1 Ending cash balance $82 $24 $24 $25 Source: Osprey management as of September 2017. Confidential 24 © Credit Suisse Group AG and/or its affiliates. All rights reserved.

PRELIMINARY | SUBJECT TO FURTHER REVIEW & REVISION

Preliminary Osprey standalone financial summary

Cash flow assumptions per Osprey management as of September 2017

- Approximately $25mm minimum unrestricted cash assumed per Osprey management; excess cash used to pay down debt or distributed to stockholders
- Distributions subject to permitted payments basket, per indenture for Osprey high-yield senior unsecured notes
  - $380mm principal balance as of 6/30/17A; repaid by Q1'19E per Osprey management estimates

	Quarter ending,														
($ in millions)	Q2'17A	Q3'17E	Q4'17E	Q1'18E	Q2'18E	Q3'18E	Q4'18E	Q1'19E	Q2'19E	Q3'19E	Q4'19E	Q1'20E	Q2'20E	Q3'20E	Q4'20E
Permitted payments basket															
Beginning balance	$27	$26	$30	$34	$31	$24	$18	$12							
(+) 50% of adjusted net income	6	5	5	5	6	7	7	7							
(+) Change in new availability	–	–	–	5	–	–	–	5							
(–) Total distributed cash flow [1]	(7)	(1)	(1)	(13)	(13)	(13)	(13)	(1)							
Ending balance	**$26**	**$30**	**$34**	**$31**	**$24**	**$18**	**$12**	**$23**	**N/A**	**N/A**	**N/A**	**N/A**	**N/A**	**N/A**	**N/A**
Memo: Adjusted net income [2]															
Net income	$4	$5	$6	$4	$6	$9	$10	$9	$8	$4	$10	$10	$10	$11	$10
Adjustments [2]	8	5	5	7	7	6	5	5	7	18	4	5	5	6	5
Adjusted net income	**$12**	**$10**	**$11**	**$10**	**$13**	**$15**	**$15**	**$14**	**$15**	**$22**	**$14**	**$15**	**$15**	**$16**	**$16**

- Distributions to stockholders also subject to provisions in indenture of FSIC warrants
  - Share repurchases subject to provision that stipulates beneficial owner of warrants cannot represent >25% ownership of Osprey shares outstanding (including warrants); Osprey management assumes $30mm and $50mm of share repurchases in 2017E and 2018E, respectively
  - Underlying number of warrants outstanding and weighted average exercise price of warrants subject to adjustment for other distributions
    - $0.02 quarterly dividends per share in Osprey management forecast

Source: Osprey management as of September 2017.
Note: "N/A" denotes not applicable.
(1) Includes dividends and share repurchases.
(2) Based on Osprey senior unsecured notes ($380mm principal balance as of 6/30/17), per Osprey public filings and management.

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PRELIMINARY | SUBJECT TO FURTHER REVIEW & REVISION B. Comparisons of updated September 2017 versus February 2017 management projections Confidential 26

PRELIMINARY | SUBJECT TO FURTHER REVIEW & REVISION

Preliminary Osprey standalone projections comparison

1 Osprey management revised FY'17 guidance in Osprey Q2'17 earnings release on 8/2/17

($ in millions)	FY'17 Guidance / Outlook							
	Q4'16 earnings release		Q1'17 earnings release		Q2'17 earnings release		Variance	
Date of release:	2/14/17		5/3/17		8/2/17		8/2/17 vs. 5/3/17	
	Low	High	Low	High	Low	High	Low	High
Funded loan volume	$2,000	$2,500	$2,000	$2,500	$1,500	$2,000	(25%)	(20%)
New loan yields	6.50%	7.50%	6.50%	7.50%	6.50%	7.00%	0 bps	(50 bps)
Run-off rate (% of BoP loans)	30%	35%	30%	35%	30%	35%	0 bps	0 bps
Portfolio yield (% of avg. loans)	6.25%	6.75%	6.25%	6.75%	6.25%	6.75%	0 bps	0 bps
Cost of funds (% of avg. interest-bearing liabilities)	4.50%	5.00%	4.50%	5.00%	4.75%	5.25%	25 bps	25 bps
Net interest margin	1.75%	2.25%	1.75%	2.25%	1.50%	2.00%	(25 bps)	(25 bps)
Non-interest income (% of avg. loans)	0.75%	1.00%	0.75%	1.00%	0.50%	1.00%	(25 bps)	0 bps
Provision expenses (% of avg. loans)	0.25%	0.50%	0.25%	0.50%	0.25%	0.50%	0 bps	0 bps
Operating expenses (% of avg. AuM)	0.60%	0.70%	0.60%	0.70%	0.60%	0.70%	0 bps	0 bps
Leverage (debt / equity)	4.4x	4.8x	4.4x	4.8x	4.8x	5.0x	0.4x	0.2x
Loans and credit investments, gross	$3,250	$3,500	$3,250	$3,500	$3,250	$3,500	–	–
AuM	7,500	8,000	7,500	8,000	7,500	8,000	–	–

Denotes revised guidance

Source: Osprey public filings and Osprey investor presentations.

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PRELIMINARY | SUBJECT TO FURTHER REVIEW & REVISION Preliminary Osprey standalone projections comparison (cont’d) Updated forecast (Sept. 2017) versus prior 2017 fiscal year plan (Feb. 2017) Selected changes to Osprey standalone model per Osprey management include: 2 Lower earnings from delay in transition to asset-light credit asset manager and shift in market conditions —Dartmouth fund launch delayed one year; more challenging fundraising environment; offset slightly by inclusion of newly acquired Fifth Street CLOs and reopening of 2014-1 and 2016-1 CLOs in 2018E —Taking smaller pieces of deals; less syndication income (based on market dynamics) in non-interest income —Net interest income fluctuates based on average loan balances —2017E: $180mm lower forecasted average balance —2018E: $250mm higher forecasted average balance; reopening of 2014-1 and 2016-1 CLOs —2019E: Reset of Arch Street and 2015-2 CLOs to off-balance sheet, offset by resulting lower cost of funds    3 Financing cash flow assumptions —Higher unsecuritized debt balances from resetting / calling of existing CLOs through forecast horizon(1) —Share repurchase amount reduced; additional cash used to pay down term debt —Adjusted for FSIC warrant constraints —Accelerated repayment of high-yield senior unsecured notes starting in 2018E —Early repayment of GSO subordinated notes in 2H’19E 4 Book value per share and earnings per share —Higher shares outstanding resulting from reduced share repurchase amounts —Higher average repurchase price (improvement in market price) —Slight increase in options exercised —Inclusion of mark-to-market adjustment on Arch Street CLO —Lower share repurchase amount increases book value, offsetting lower net income Source: Osprey management estimates as of February 2017 and September 2017. (1) Excluding high-yield senior unsecured notes and subordinated notes. Confidential 28 © Credit Suisse Group AG and/or its affiliates. All rights reserved.

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Preliminary Osprey standalone projections comparison (cont'd)

Updated forecast (Sept. 2017) versus prior 2017 fiscal year plan (Feb. 2017)

	FY'17 plan forecast - February 2017			Updated forecast - September 2017			Variance			
($ in millions except per share amounts)	2017E	2018E	2019E	2017E	2018E	2019E	2017E	2018E	2019E	Note
Selected metrics										
Total origination volume	$2,854	$3,171	$3,391	$1,646	$2,175	$2,584	($1,208)	($996)	($807)	
Ending period AUM	$7,550	$8,444	$9,193	$7,158	$7,830	$8,349	($392)	($614)	($844)	
Portfolio yield as % of avg loans	**6.29%**	**6.87%**	**7.30%**	**6.40%**	**6.77%**	**7.10%**	**11 bps**	**(10 bps)**	**(20 bps)**	1
Net charge-offs / gross loans (excl. loans held for sale)	0.4%	0.9%	0.6%	0.5%	0.8%	0.6%	9 bps	(5 bps)	8 bps	
Run-off rate (% of BoP loans)	35.0%	35.0%	35.0%	35.0%	35.0%	35.0%	0 bps	0 bps	0 bps	
Net interest margin	**1.61%**	**1.73%**	**2.25%**	**1.57%**	**1.86%**	**1.97%**	**(4 bps)**	**12 bps**	**(28 bps)**	1
Average interest-earning assets	$3,894	$3,434	$3,249	$3,822	$3,629	$3,031	($72)	$195	($218)	
Asset management income (% of avg. off B/S AuM)	0.42%	0.53%	0.56%	0.45%	0.47%	0.53%	3 bps	(6 bps)	(4 bps)	
Operating expenses / end of period AuM	0.60%	0.54%	0.51%	0.64%	0.63%	0.60%	4 bps	9 bps	9 bps	
Pre-tax ROAE	**6.6%**	**8.1%**	**11.6%**	**4.3%**	**7.7%**	**8.1%**	**(235 bps)**	**(39 bps)**	**(355 bps)**	
After-tax ROAE	**3.9%**	**4.8%**	**6.9%**	**2.5%**	**4.6%**	**4.8%**	**(140 bps)**	**(23 bps)**	**(209 bps)**	
Leverage (debt / equity)	**4.6x**	**4.3x**	**3.6x**	**4.8x**	**4.5x**	**3.0x**	**0.2x**	**0.2x**	**(0.7x)**	
Selected balance sheet items										
Net loans (including loans held for sale)	**$3,129**	**$2,873**	**$2,499**	**$3,522**	**$3,274**	**$2,467**	**$394**	**$401**	**($33)**	2
Unrestricted cash	25	84	39	82	24	24	57	(60)	(15)	
Total assets	3,538	3,364	2,980	3,838	3,508	2,661	300	144	(319)	
Corporate debt (net of financing fees)[1]	350	150	75	376	80	–	26	(70)	(75)	3
Total debt (net of financing fees, debt discount, and OID)	2,866	2,692	2,297	3,141	2,835	1,958	275	143	(339)	3
Book value	621	622	633	651	630	661	30	8	28	
Basic shares outstanding (mm)	37.5	35.0	32.0	41.5	37.2	37.5	4.0	2.3	5.5	4
Book value per share	**$16.54**	**$17.80**	**$19.80**	**$15.68**	**$16.94**	**$17.65**	**($0.86)**	**($0.87)**	**($2.15)**	4
Selected income statement items										
Interest income	$235	$225	$225	$228	$238	$209	($7)	$13	($17)	
Interest expense	(172)	(166)	(152)	(169)	(171)	(149)	4	(5)	3	
Net interest income	**$63**	**$59**	**$73**	**$59**	**$67**	**$60**	**($3)**	**$8**	**($13)**	1
Provision for credit losses	(8)	(8)	(5)	(13)	(9)	(4)	(5)	(1)	1	
Net interest income after credit losses	**$55**	**$52**	**$68**	**$46**	**$59**	**$55**	**($9)**	**$7**	**($12)**	
Asset management income	15	25	33	15	19	27	(0)	(6)	(6)	2
Other non-interest income / (expense)	16	20	19	12	21	20	(4)	1	1	2
Total operating expenses	(45)	(46)	(47)	(46)	(49)	(50)	(1)	(4)	(3)	
Earnings before tax	$42	$51	$73	$28	$49	$53	($14)	($1)	($20)	
Net income	**$25**	**$30**	**$43**	**$16**	**$29**	**$31**	**($9)**	**($1)**	**($12)**	
Diluted EPS	**$0.61**	**$0.82**	**$1.29**	**$0.39**	**$0.73**	**$0.83**	**($0.23)**	**($0.08)**	**($0.46)**	4
Selected cash flow items										
Distributed cash flow[2]	**$54**	**$32**	**$35**	**$21**	**$53**	**$3**	**($33)**	**$22**	**($32)**	3

Source: Osprey management estimates as of February 2017 and September 2017.
(1) Includes senior unsecured notes net of capitalized financing fees.
(2) Net of warrants/debt discount, OID and capitalized financing fees.

1 Revised in line with 8/2/17 public guidance

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Preliminary Osprey standalone projections comparison (cont'd)

Osprey management forecast versus Wall Street equity research estimates

($ in millions except per share amounts)

Selected metrics	Osprey mgmt. plan (Feb. 2017) vs. Wall Street equity research (2/14/17) 2017E	2018E	2019E	Osprey mgmt. updated forecast (Sept. 2017) vs. Wall Street equity research (8/2/17) 2017E	2018E	2019E	Variance 2017E	2018E	2019E
Interest income									
Osprey mgmt.	$235	$225	$225	$228	$238	$209	(3%)	6%	(7%)
Mean of Wall Street equity research estimates	227	220	NA	226	227	223	(1%)	4%	NA
Variance - $	$8	$6	NA	$2	$11	($14)			
Variance - %	3.4%	2.7%	NA	0.9%	4.8%	(6.1%)			
Operating expense									
Osprey mgmt.	$45	$46	$47	$46	$49	$50	2%	8%	7%
Mean of Wall Street equity research estimates	44	47	NA	44	43	46	(0%)	(8%)	NA
Variance - $	$1	($2)	NA	$2	$6	$5			
Variance - %	2.0%	(3.4%)	NA	4.2%	13.6%	10.3%			
Net income									
Osprey mgmt.	$25	$30	$43	$16	$29	$31	(35%)	(3%)	(28%)
Mean of Wall Street equity research estimates	32	37	NA	17	28	32	(46%)	(24%)	NA
Variance - $	($7)	($7)	NA	($1)	$1	($1)			
Variance - %	(22.2%)	(19.0%)	NA	(6.6%)	4.0%	(3.5%)			
EPS									
Osprey mgmt.	$0.61	$0.82	$1.29	$0.39	$0.73	$0.83	(37%)	(10%)	(36%)
Mean of Wall Street equity research estimates	0.78	0.93	NA	0.43	0.69	0.80	(46%)	(26%)	NA
Variance - $	($0.17)	($0.11)	NA	($0.04)	$0.04	$0.03			
Variance - %	(21.4%)	(12.3%)	NA	(9.3%)	6.1%	3.7%			
Book value per share[(1)]									
Osprey mgmt.	$16.54	$17.80	$19.80	$15.68	$16.94	$17.65	(5%)	(5%)	(11%)
Mean of Wall Street equity research estimates	16.04	17.06	NA	15.76	16.56	17.43	(2%)	(3%)	NA
Variance - $	$0.50	$0.74	NA	($0.08)	$0.38	$0.22			
Variance - %	3.1%	4.4%	NA	(0.5%)	2.3%	1.3%			
After-tax ROE									
Osprey mgmt.	3.9%	4.8%	6.9%	2.5%	4.5%	4.8%	(140) bps	(25) bps	(207) bps
Mean of Wall Street equity research estimates	4.8%	5.6%	NA	2.9%	4.4%	5.1%	(198) bps	(112) bps	NA
Variance - bps	(92) bps	(77) bps	NA	(35) bps	10 bps	(28) bps			

Source: Osprey management, FactSet and Wall Street equity research.
Note: Mean of Wall Street equity research estimates based on Janney Montgomery Scott and Keefe Bruyette & Woods analyst estimates available as of 2/14/17 and 8/2/17, respectively.
2019E based on Keefe Bruyette & Woods estimates only.
Osprey management estimates as of February 2017 and September 2017, respectively.
"NA" denotes not publicly available.
(1) Based on Keefe Bruyette & Woods analyst estimates only as Janney Montgomery Scott does not provide book value per share analyst estimates.

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Relative overview of business model and financial profile

	Osprey	Business development companies ("BDCs")	Asset-based lending & leasing companies	Commercially focused banks	Commercial mortgage REITs
Products	▪ **Commercial middle-market direct lending, primarily secured by cash flow** ▪ **Most loans to sponsored companies** ▪ Focus on lower-yielding, lower risk profile assets, including focus on broadly-syndicated loans ("BSL") ▪ Limited investment in other asset classes	▪ **Commercial middle-market direct lending, primarily secured by cash flow** ▪ **Most loans to sponsored companies** ▪ Invest in other asset classes (equity investments, CLO securities, etc.) ▪ Higher yielding investments relative to Osprey	Asset-based niche lending ▪ Element Fleet: fleet leasing (vehicles as collateral); real assets, high depreciation ▪ ECN Capital: mostly equipment financing; real assets, depreciation ▪ Marlin: small-ticket asset-based lending and equipment leasing, ancillary property insurance	▪ Diversified loan assets with regulated concentration restrictions (<25% limit for any given asset class) ▪ Since 2013, subject to leveraged lending guidelines that effectively limit participation in most middle-market lending	▪ Commercial real estate loans or commercial mortgage-backed securities – In the case of direct mortgages loans, tangible underlying collateral ▪ Generally more focused on credit-sensitive assets with less interest rate risk than residential mortgage REITs
Operations	▪ Internally managed ▪ Unregulated with no asset or structure requirements – Includes both balance sheet lending and asset management businesses ▪ Market limitations on leverage ▪ Increased cost of funds post-crisis as securitization markets became more expensive	▪ Internally or externally managed ▪ 70% of assets must be qualifying assets, generally meaning securities in small or middle-market U.S. firms that are private or small-cap ▪ Leverage constrained to 1.0x debt / equity; BDCs generally operate at 0.60x-0.80x debt / equity	▪ All internally managed ▪ Variety of regulation around leverage and structure – ECN includes both balance sheet lending and asset management businesses ▪ Market limitations on leverage ▪ Easy access to ABS markets (e.g., fleet, aviation, rail)	▪ Highly regulated ▪ Able to operate at significant leverage levels ▪ Low financing risk and cost of funds from access to depository funding – Leverage as high as ~9.0x, including deposit funding	▪ REIT diversification tests require at least 75% of total assets be in real estate ▪ Additionally, must derive at least 75% of gross income from rents from real property, interest on mortgages financing real property or from sales of real estate ▪ Leverage generally 2.0x-3.0x debt / equity
Legal & tax structure	▪ C-Corporation ▪ Taxpayer	▪ Pass-through entity – Distributes >90% of pre-tax income to avoid corporate-level or excise tax ▪ Regulated under Investment Company Act of 1940 Act as a regulated investment company ("RIC")	▪ Marlin bank holding company and financial holding company with bank & insurance subsidiaries ▪ Element Fleet & ECN both Canadian corporations ▪ Taxpayers	▪ Bank holding company ▪ Taxpayer	▪ Pass-through entity – Distributes >90% of pre-tax income to avoid corporate-level or excise tax ▪ Exempt from Investment Company Act of 1940 and RIC regulations

More similar ⟷ Less similar

Source: Osprey management and public filings.
Note: "REITs" denotes Real Estate Investment Trusts.

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PRELIMINARY | SUBJECT TO FURTHER REVIEW & REVISION Preliminary regression overview    Selected commercial banks, mortgage REITs and BDCs P / TBV vs. 2018E ROATCE / ROAE (1) 6.00x 5.00x 4.00x R² = 74.6% 3.00x 2.00x Theoretical liquidation value of balance sheet- 1.00x intensive financial services company Osprey with ROE = Cost of Equity 0.00x 0.0% 5.0% 10.0% 15.0% 20.0% 25.0% 30.0% 35.0% (2) Osprey Commercial banks BDCs Commercial mREITs Asset-based lending & leasing companies Source: SNL Financial and FactSet. Note: Market data as of 10/3/17. For commercial-focused banks, P / TBV plotted against 2018E ROATCE; for BDCs, commercial mREITs and commercial finance companies, P / TBV plotted against 2018E ROE. Confidential    “mREITs” denotes Mortgage Real Estate Investment Trusts.    (1) Banks set does not include Raymond James given lack of forward TBVPS estimates. Commercial mREITs do not include CLNS and RSO given lack of forward ROE estimates or RAS given negative common equity per 33 share. BDCs do not include TCAP given I/B/E/S consensus 2018 ROAE estimates for TCAP are not meaningful. (2) Represents Q2’17A reported TBV, adjusted for share repurchases through 9/30/17, per Osprey management.    © Credit Suisse Group AG and/or its affiliates. All rights reserved.

PRELIMINARY | SUBJECT TO FURTHER REVIEW & REVISION

Historical price / tangible book value over last 10 years

	P / TBV vs Osprey				P / TBV	Ten-year correlation
	One-yr. avg.	Three-yr. avg.	Five-yr. avg.	Ten-yr. avg.	Ten-yr. avg.	to Osprey
Osprey (taxpayer)	0.69x	0.72x	0.88x	0.77x	0.77x	NA
Preliminary selected internally managed BDCs (pass-through vehicle)[1]	+0.73	+0.65	+0.58	+0.51	1.28	78.9%
Preliminary selected externally managed BDCs (pass-through vehicle)[2]	+0.31	+0.23	+0.11	+0.18	0.95	69.9
Preliminary selected commercial mREITs (pass-through vehicle)[3]	+0.82	+0.76	+0.51	+0.28	1.05	51.1
Preliminary selected commercially focused banks (taxpayer)[4]	+1.43	+1.16	+0.99	+1.00	1.77	27.8
Preliminary selected commercial finance companies (tax-payer)[5]	+1.04	+1.09	+1.02	+0.61	1.38	69.1
CIT + CSE (taxpayer)[6]	+0.24	+0.17	+0.15	+0.21	0.97	78.6


2.75x
2.50x
2.25x
2.00x
1.75x
1.50x
1.25x
1.00x
0.75x
0.50x
0.25x
Oct-07 Apr-08 Oct-08 Apr-09 Oct-09 Apr-10 Oct-10 Apr-11 Oct-11 Apr-12 Oct-12 Apr-13 Oct-13 Apr-14 Oct-14 Apr-15 Oct-15 Apr-16 Oct-16 Apr-17 Oct-17
2.29x
2.01x
1.34x
1.30x
1.05x
1.00x
0.79x(7)
Osprey
Preliminary selected externally managed BDCs(2)
Preliminary selected commercially focused banks(4)
Preliminary selected asset-based lending & leasing companies(5)
Preliminary selected internally managed BDCs(1)
Preliminary selected commercial mREITs(3)
CIT / CSE(6)

Source: FactSet, SNL Financial, public filings. Note: Market data as of 10/3/17. Note: "NA" denotes not applicable.
(1) Includes: Hercules Capital Inc. (HTGC), Main Street Capital Corp. (MAIN), Triangle Capital Corp. (TCAP).
(2) Includes: Apollo Investment Corp. (AINV), Ares Capital Corp. (ARCC), Blackrock Capital Investment Corp. (BKCC), Fifth Street Finance Corp. (FSC), FS Investment Corp. (FSIC), Golub Capital Inc. (GBDC), Goldman Sachs BDC Inc. (GSBD), New Mountain Financial Corp. (NMFC), PennantPark Investment Corp. (PNNT), Prospect Capital Corp. (PSEC), Solar Capital Ltd. (SLRC), TCG BDC, Inc. (CGBD), TCP Capital Corp. (TCPC), TPG Specialty Lending Inc. (TSLX).
(3) Includes: Colony North Star, Inc. (CLNS), Starwood Property Trust, Inc. (STWD), Blackstone Mortgage Trust, Inc. (BXMT), Apollo Commercial Real Estate Finance (ARI), Ladder Capital (LADR), Walker & Dunlop, Inc. (WD), KKR Real Estate Finance Trust Inc. (KREF), Granite Point Mortgage Trust Inc. (GPMT), iStar Inc. (STAR), TPG RE Finance Trust, Inc. (TRTX), Sutherland Asset Management Corp. (SLD), Arbor Realty Trust, Inc. (ABR), Ares Commercial Real Estate Corp. (ACRE), Resource Capital Corp. (RSO), RAIT Financial Trust. LADR TBVPS calculations include non-controlling interest in joint ventures.
(4) Includes: Ally Financial Inc. (ALLY) American Express Company (AXP) Fifth Third Bancorp (FITB) KeyCorp (KEY) Comerica Incorporated (CMA) Wintrust Financial Corporation (WTFC) SVB Financial Group (SIVB) Raymond James Financial, Inc. (RJF) BOK Financial Corporation (BOKF) PacWest Bancorp (PACW) MB Financial, Inc. (MBFI) Cullen/Frost Bankers, Inc. (CFR) UMB Financial Corporation (UMBF) ServisFirst Bancshares, Inc. (SFBS) 1st Source Corporation (SRCE) Enterprise Financial Services Corp (EFSC) TriState Capital Holdings, Inc. (TSC) Lakeland Financial Corporation (LKFN) Triumph Bancorp, Inc. (TBK) BankFinancial Corporation (BFIN) MidSouth Bancorp, Inc. (MSL) CapStar Financial Holdings, Inc. (CSTR) First American Financial Corporation (FAF). Does not include CIT given CIT / CSE composite.
(5) Includes: Element Fleet Management Corp. (EFN-TSX), ECN Capital Corp. (ECN-TSX), and Marlin Business Services Corp. (MRLN). Excludes values above 3.5x P/TBV.
(6) Excludes values above 3.5x P/BTV. CapitalSource (CSE) was acquired by PacWest Bancorp in April 2014 (announced July 2013). Composite represents CIT thereafter.
(7) Represents Q2'17A reported TBV, adjusted for share repurchases through 9/30/2017., per Osprey management.

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Preliminary financial analysis summary

Headline merger consideration (undiscounted): $12.44 per share assuming 12/31/17 closing; $12.32 per share assuming Q1'18 closing[1]

Osprey closing stock price (10/3/17): $11.88[2]

Present value of merger consideration:
$12.21 - $12.37 per share assuming 12/31/17 closing[2]
$12.10 - $12.25 per share assuming Q1 2018 closing[2]

($ in millions except per share amounts)

		Implied equity value per share [2]	Implied adj. Q2'17A P/TBV multiple	Selected commentary
Preliminary financial analysis	Preliminary selected public companies analysis	$10.49 – $13.28	0.70x – 0.90x	0.70x – 0.90x reference multiple range applied to 6/30/17A adjusted tangible book value of $622mm[3]
	Preliminary selected precedent transactions analysis	$11.99 – $13.28	0.80x – 0.90x	0.80x – 0.90x reference multiple range applied to 6/30/17A adjusted tangible book value of $622mm[3]
	Preliminary dividend discount analysis	$10.15 – $13.43	0.68x – 0.91x	0.75x – 0.95x terminal multiple range applied to 12/31/20E tangible book value of $683mm; 7.0% – 10.0% discount rate range
Informational reference points	52-week trading range	$8.03 – $11.99	0.54x – 0.80x	52-week intraday low and high as of 10/3/17
	Research analyst stock price targets	$12.00 – $14.00	0.80x – 0.96x	Low and high of available Wall Street equity research analyst target prices (two reports)

Source: Osprey management and public filings, SNL Financial and FactSet.
Note: Market data as of 10/3/17.
(1) Based on fully diluted shares outstanding, calculated based on 41,480,754 basic shares (incl. unvested restricted stock), 0.125 million options and 12.0 million warrants as of 9/30/17, per Osprey management. Assumes treasury stock method for the upfront cash consideration only, per Merger Agreement draft dated 10/5/17.
(2) Based on fully diluted shares outstanding, calculated based on 41,480,754 basic shares (incl. unvested restricted stock), 0.125 million options and 12.0 million warrants as of 9/30/17, per Osprey management. Assumes treasury stock method.
(3) Calculated based on Q2'17A tangible book value, adjusted for $3.3 million cash used to repurchase shares and $0.3 million cash proceeds received from exercise of options settled during 7/1/17 – 9/30/17, per Osprey management.

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Preliminary selected public companies analysis

Selected BDCs

($ in millions, except per share data)		Closing stock price as of 10/3/2017	For informational purposes: % of 52-wk high	Enterprise value	Market capitalization	ROAE [1] 2017E	ROAE [1] 2018E	Current Div yield	Price to TBV [2]
Osprey		**$11.88**	**99.5%**	**$3,639**	**$493**	**2.9%**	**4.4%**	**0.7%**	**0.79x** [3]
Internally-managed BDCs									
* Main Street Capital		$39.96	97.8%	$3,069	$2,270	11.2%	11.3%	5.7%	1.77x
* Hercules Tech Growth Cap	(4)	12.73	81.2	1,643	1,054	11.5	12.9	9.7	1.29
Triangle Capital		14.21	69.8	1,148	678	NM	NM	12.7	0.96
					Mean	**11.4%**	**12.1%**	**9.4%**	**1.34x**
					Median	**11.4**	**12.1**	**9.7**	**1.29**
Externally-managed BDCs									
Ares Capital	(5)	$16.43	91.9%	$11,314	$7,004	8.4%	10.0%	9.3%	0.99x
Prospect Capital	(6)	6.74	70.4	4,683	2,428	8.5	8.7	10.7	0.72
FS Investment Corporation		8.55	79.2	3,668	2,101	8.7	9.5	10.4	0.92
Apollo Investment		6.12	89.8	2,233	1,345	NA	9.6	9.8	0.91
TPG Specialty Lending, Inc.		20.99	96.6	1,821	1,261	11.6	11.1	7.4	1.30
Golub Capital	(7)	18.77	91.6	1,987	1,120	8.0	NA	6.8	1.17
TCG BDC Inc.	(8)	18.88	98.1	1,782	1,168	12.9	8.6	7.8	1.04
* New Mountain Finance		14.20	94.7	1,904	1,075	10.9	9.9	9.6	1.04
TCP Capital	(9)	16.54	94.7	1,519	972	10.0	9.9	8.7	1.10
Solar Capital		21.61	94.2	807	913	7.7	8.3	7.4	0.99
Goldman Sachs BDC, Inc.		22.85	89.3	1,287	917	10.8	10.1	7.9	1.25
* Fifth Street Finance		5.56	93.4	1,551	784	6.9	7.7	9.0	0.78
BlackRock Capital Investment Corp.		7.51	89.6	828	549	10.1	10.4	9.6	0.90
* PennantPark Investment		7.62	87.8	988	541	9.4	8.4	9.4	0.83
					Mean	**9.5%**	**9.4%**	**8.8%**	**1.00x**
					Median	**9.4**	**9.6**	**9.1**	**0.99**
				Overall	**Mean**	**9.8%**	**9.8%**	**8.9%**	**1.06x**
					Median	**10.0**	**9.9**	**9.3**	**0.99**
					High	**12.9**	**12.9**	**12.7**	**1.77**
					Low	**6.9**	**7.7**	**5.7**	**0.72**

Source: Osprey management, public filings, SNL Financial and FactSet.

Note: Market data as of 10/3/17. Balance sheet data as of 6/30/17 unless otherwise noted. "NA" denotes not publicly available. "NM" denotes not meaningful. Metrics other than Price to TBV shown for informational purposes.

(1) Based on I/B/E/S mean consensus estimates, as available.

(2) No BDCs included record any goodwill or intangibles.

(3) Represents Q2'17A reported TBV, adjusted for share repurchases through 9/30/17, per Osprey management.

(4) HTGC announced its intention to externalize on 5/3/17, causing 12.3% price decrease the following day. On 5/15/17, HTGC indefinitely postponed its previously scheduled shareholder vote on new management agreement and announced expansion of its ongoing review to determine most appropriate investment advisory structure to enhance shareholder value.

Note: * Denotes BDC with active SBIC license and subsidiary.

(5) Pro forma for $750mm unsecured notes issued 8/7/17 and associated repayment of other indebtedness.

(6) Pro forma for $90mm cumulative repayment of InterNotes and $21.4mm issuance of InterNotes since 6/30/17.

(7) Pro forma for issuance of 220,221 common shares pursuant to exercise of IPO over-allotment.

(8) Pro forma for issuance of 454,200 common shares pursuant to exercise of over-allotment and pro forma for $39.3mm incremental drawdown on credit facilities.

(9) Pro forma for $125mm unsecured notes issued on 8/4/17 and associated repayment of credit facilities.

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Preliminary selected public companies analysis (cont'd)

Selected BDCs

($ in millions, except per share amounts)

		Selected range			Implied equity value reference range		
Parameter	Metric	Low	–	High	Low	–	High
6/30/17A Adjusted TBV [1]	$622	0.70x	–	0.90x	$435	–	$560
Implied equity value reference range					$435	–	$560
Implied equity value per share reference range [2]					**$10.49**	**–**	**$13.28**

Source: Osprey management, public filings, SNL Financial and FactSet.
(1) Calculated based on Q2'17A tangible book value, adjusted for $3.3 million cash used to repurchase shares and $0.3 million cash proceeds received from exercise of options settled during 7/1/17 – 9/30/17, per Osprey management.
(2) Based on fully diluted shares outstanding, calculated based on 41,480,754 basic shares (incl. unvested restricted stock), 0.125 million options and 12.0 million warrants as of 9/30/17, per Osprey management. Assumes treasury stock method.

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Preliminary selected precedent transactions analysis

Selected precedent BDC transactions

Announcement date	Acquiror	Target	Transaction equity value ($ in millions)	Price / book value	For informational purposes LTM ROAE NII	Realized NI [2]
10/03/16	CĪON Investment Corporation	Credit Suisse Park View BDC	$180	0.94x[1]	9.3%	0.0%
05/23/16	Ares Capital Corporation (ARCC), American Capital Agency Corporation (AGNC)	American Capital, Ltd.	3,989	0.89	5.4	(4.4)
Mean				**0.92x**	**7.4%**	**(2.2%)**
Median				**0.92**	**7.4**	**(2.2)**
Excluded from mean / median[5]						
04/29/15	PennantPark Floating Rate Capital (PFLT)	MCG Capital Corporation	$175	0.99x	1.3%	(23.6%)

Preliminary selected precedent transactions analysis

($ in millions, except per share amounts)

Parameter	Metric	Selected range Low	–	High	Implied equity value reference range Low	–	High
6/30/17A Adjusted TBV [3]	$622	0.80x	–	0.90x	$498	–	$560
Implied equity value reference range					$498	–	$560
Implied equity value per share reference range [4]					**$11.99**	**–**	**$13.28**

Source: Osprey management, public filings, SNL Financial and FactSet.
Note: Metrics other than price / book value shown for informational purposes.
(1) Price / book value adjusted for assignment of $15.0mm of Homeland Healthcare, LLC assets from CION to Credit Suisse Park View post-closing.
(2) Calculated as net income excluding impact of any unrealized gains or losses.
(3) Calculated based on Q2'17A tangible book value, adjusted for $3.3 million cash used to repurchase shares and $0.3 million cash proceeds received from exercise of options settled during 7/1/17 – 9/30/17, per Osprey management.
(4) Based on fully diluted shares outstanding, calculated based on 41,480,754 basic shares (incl. unvested restricted stock), 0.125 million options and 12.0 million warrants as of 9/30/17, per Osprey management. Assumes treasury stock method.
(5) Excluded from mean and median due to high concentration of cash as the business was being liquidated (~58% of total assets as of last publicly available balance sheet data prior to announcement).

Confidential
39
© Credit Suisse Group AG and/or its affiliates. All rights reserved.

PRELIMINARY | SUBJECT TO FURTHER REVIEW & REVISION Preliminary dividend discount analysis ($ in millions) Quarter ending, Adj. Q2’17A Q3’17E Q4’17E Q1’18E Q2’18E Q3’18E Q4’18E Q1’19E Q2’19E Q3’19E Q4’19E Q1’20E Q2’20E Q3’20E Q4’20E Tangible book value $622(1) $621 $627 $619 $613 $610 $608 $618 $626 $631 $641 $651 $661 $672 $683 % growth (0.1%) 1.0% (1.3%) (1.0%) (0.5%) (0.3%) 1.6% 1.4% 0.7% 1.7% 7.1% 1.5% 1.7% 1.6% Net income $4 $5 $6 $4 $6 $9 $10 $9 $8 $4 $10 $10 $10 $11 $10 Distributed cash flow Dividends $1 $1 $1 $1 $1 $1 $1 $1 $1 $1 $1 $1 $1 $1 $1 Share repurchases 7 (0)(2) – 13 13 13 13 – – – – – – – – Total distributed cash flow $7 $0 $1 $13 $13 $13 $13 $1 $1 $1 $1 $1 $1 $1 $1 % of tangible book value 1.2% 0.1% 0.1% 2.2% 2.2% 2.2% 2.2% 0.1% 0.1% 0.1% 0.1% 0.1% 0.1% 0.1% 0.1% ($ in millions except per share amounts) Terminal multiple of Q4’20E tangible book value Discount rate 0.750x 0.850x 0.950x 7.00% $56 $56 $56 Present value of distributed cash flows 404 458 512 Present value of terminal value $460 $514 $568 Implied equity value $11.09 $12.39 $13.43 Implied equity value per share (3) 0.9% 1.6% 2.2% Implied perpetuity growth rate (4) 8.50% $55 $55 $55 Present value of distributed cash flows 385 436 488 Present value of terminal value $440 $492 $543 Implied equity value $10.61 $11.84 $12.96 Implied equity value per share (3) 2.3% 3.0% 3.6% Implied perpetuity growth rate (4) 10.00% $54 $54 $54 Present value of distributed cash flows 367 416 465 Present value of terminal value $421 $470 $519 Implied equity value $10.15 $11.33 $12.51 Implied equity value per share (3) 3.7% 4.4% 5.0% Implied perpetuity growth rate (4) Source: Osprey management as of September 2017. Note: Present value date of 6/30/17. Assumes mid-period discounting convention. (1) Calculated based on Q2’17A tangible book value, adjusted for $3.3 million cash used to repurchase shares and $0.3 million cash proceeds received from exercise of options settled during Confidential 7/1/17 – 9/30/17, per Osprey management.    (2) Excludes $3.0 million cash used to repurchase shares and cash proceeds received from exercise of options settled during 7/1/17 – 9/30/17. 40 (3) Based on fully diluted shares outstanding, calculated based on 41,480,754 basic shares (incl. unvested restricted stock), 0.125 million options and 12.0 million warrants as of 9/30/17, per Osprey management. Assumes treasury stock method. © Credit Suisse Group AG and/or its affiliates. All rights reserved. (4) Assuming steady state payout ratio of ~75% of net income; shown for informational purposes.

PRELIMINARY | SUBJECT TO FURTHER REVIEW & REVISION Appendix (Informational) Confidential 41

PRELIMINARY | SUBJECT TO FURTHER REVIEW & REVISION A. Supplemental supporting information Confidential 42

PRELIMINARY | SUBJECT TO FURTHER REVIEW & REVISION

Osprey CVR assumptions | Projected cash flows and timing

Per Osprey management in consultation with Osprey's tax advisors

2017 closing – estimated distributions & timing

$ in millions

Distributions	Plan to file	Expect funds	Anticipated refund	Shareholders distributions
Claim for 2016 overpayment	10/15/2017	11/30/2017	$5.9	$1.8
File 2017 federal tax quick refund	1/1/2018	2/15/2018	1.7	0.5
File final 2017 federal tax return	3/31/2018	NM	–	–
File 2015 NOL carryback claim	4/1/2018	5/16/2018	7.7	2.3
File 2016 NOL carryback claim	4/1/2018	5/16/2018	25.5	7.7
File NOL state carryback claim	4/1/2018	5/16/2018	0.7	0.2
File final 2017 state tax return	9/15/2018	12/31/2018	0.1	0.0
Total			**$41.6**	**$12.5**
Carryback claims subject to JCT review				
Assumed earliest completion of review - nine months		12/31/2018		$29.1
Assumed expected completion of review - 18 months		9/30/2019		29.1
Assumed latest completion of review - 3 years		3/31/2021		29.1

Q1 2018 closing – estimated distributions & timing

$ in millions

Distributions	Plan to file	Expect funds	Anticipated refund	Shareholders distributions
File final 2017 federal tax return	4/15/2018	NM	–	–
File 2018 short year federal tax return	6/30/2018	NM	–	–
File 2016 NOL carryback claim	7/1/2018	8/15/2018	$25.5	$7.7
File 2017 NOL carryback claim	7/1/2018	8/15/2018	8.5	2.5
File 2016 NOL carryback claim (state)	7/1/2018	8/15/2018	0.6	0.2
File final 2017 state tax return	9/15/2018	12/31/2018	2.1	0.6
File short-year 2018 state tax return	10/31/2018	NM	–	–
Total			**$36.6**	**$11.0**
Carryback claims subject to JCT review				
Assumed earliest completion of review - nine months		3/31/2019		$25.6
Assumed expected completion of review - 18 months		12/31/2019		25.6
Assumed latest completion of review - 3 years		6/30/2021		25.6

Selected commentary

2017 closing

- ~$200 million loss incurred during 2017, assuming transaction closing by 12/31/2017
- **A** 30% of anticipated refund received immediately (per Merger Agreement draft dated 10/5/17)
- **B** Balance of applicable tax refund will be paid at earlier of expiration of statute of limitations for audit (three years from filing) or completion of audit

Q1 2018 closing

- ~$200 million loss incurred during Q1 2018, assuming transaction closing after 12/31/2017
- **A** 30% of anticipated refund received immediately (per Merger Agreement draft dated 10/5/17)
- **B** Balance of applicable tax refund will be paid at earlier of expiration of statute of limitations for audit (three years from filing) or completion of audit
- Osprey does not expect to make federal or state tax payment in Q1 2018 given transaction timing and magnitude of loss generated

Source: Osprey management in consultation with Osprey's tax advisors.
Note: Credit Suisse does not provide any tax advice.
"NM" denotes not meaningful.

Confidential

43

© Credit Suisse Group AG and/or its affiliates. All rights reserved.

PRELIMINARY | SUBJECT TO FURTHER REVIEW & REVISION Osprey book value and share count reconciliation Per Osprey management as of September 2017 Adjusted tangible book value reconciliation (9/30/17) ($ in millions) Adjusted tangible book value Q2 ‘17A book value $643.2 (–) Goodwill & intangibles (18.3) Q2 ‘17A tangible book value $625.0 (+) Gross proceeds from options exercised through 9/30/17 0.3 (–) Cost of share repurchases through 9/30/17 (3.3) Adjusted Q2 ‘17A tangible book value $622.0 Osprey share count reconciliation (9/30/17) Basic shares outstanding Basic shares outstanding (6/30/17) 41,758,435 (+) Options exercised through 9/30/17 35,000 (–) Repurchases through 9/30/17 (301,777) (-) Retirement of restricted stock through 9/30/17 (10,904) Basic shares outstanding (9/30/17) 41,480,754 Options / Warrants Tranche Type # Outst. (mm) Exercise price Tranche 1 Options 0.015 $13.22 Tranche 2 Options – 7.52 Tranche 3 Options 0.025 7.52 Tranche 4 Options 0.050 8.74 Tranche 5 Options 0.035 10.11 Tranche 6 Warrants(1) 12.038 12.58 Source: Osprey public filings and Osprey management. (1) Adjusted for Q1’17 and Q2’17 dividends paid, per Osprey management. Confidential 44 © Credit Suisse Group AG and/or its affiliates. All rights reserved.

PRELIMINARY | SUBJECT TO FURTHER REVIEW & REVISION Osprey warrant adjustment for 1H’17A dividends    Per Osprey management as of September 2017 Outstanding FSIC warrants reconciliation Selected commentary Q1’17 Q2’17 ï® Based on indenture for FSIC warrants Number of common shares outstanding prior to distribution 42.676 42.073 Exercise price per share $12.62 $12.60 outstanding Product $538.6 $530.1 (-) Cash dividends paid(1) (0.9) (0.8)ï® Reflects adjustment to number of Numerator $537.7 $529.3 warrants outstanding and exercise price Denominator 42.676 42.073 of outstanding warrants based on Revised exercise price $12.60 $12.58 distributions made to Osprey stockholders Number of warrants: # of shares in warrant 1.00 1.00 Exercise price $12.62 $12.60 Product $12.62 $12.60 Numerator $12.62 $12.60 Denominator $12.60 $12.58 Revised number of underlying shares per warrant 1.002 1.002 Original number of warrants 12.000 12.019 Effective number of warrants 12.019 12.038 Source: Osprey public filings and Osprey management. (1) $0.02 per share. Confidential 45 © Credit Suisse Group AG and/or its affiliates. All rights reserved.

PRELIMINARY | SUBJECT TO FURTHER REVIEW & REVISION B. Supplemental information Confidential 46

PRELIMINARY | SUBJECT TO FURTHER REVIEW & REVISION Preliminary premiums paid overview    Selected financial services transactions with all-cash consideration announced since 2008 Distribution of implied premiums to unaffected stock price Implied premium to: One-day prior One-m onth prior # of deals 84 84 Mean 37% 39% Median 32% 32% 25th percentile 18% 22% 24% 75th percentile 46% 48% 21%    19%    15% transaction 14%    14% of    % 12%    12%    11%    10%    8%    6%    6%    5%    5%    4%     4%    4%    2%    2%    1%    1%    –    –    < 0% 0% – 10% 10% – 20% 20% – 30% 30% – 40% 40% – 50% 50% – 60% 60% – 70% 70% – 80% 80% – 90% 90% – 100% >100% Implied premium to unaffected stock price Implied premium to one-day prior Implied premium to one-month prior Source: SDC Platinum, FactSet and public filings. Note: All-cash transactions involving US-listed financial services targets since January 1, 2008. Confidential 47 © Credit Suisse Group AG and/or its affiliates. All rights reserved.

PRELIMINARY | SUBJECT TO FURTHER REVIEW & REVISION Credit Suisse does not provide any tax advice. Any tax statement herein regarding any U.S. federal tax is not intended or written to be used, and cannot be used, by any taxpayer for the purpose of avoiding any penalties. Any such statement herein was written to support the marketing or promotion of the transaction(s) or matter(s) to which the statement relates. Each taxpayer should seek advice based on the taxpayer’s particular circumstances from an independent tax advisor. These materials have been provided to you by Credit Suisse in connection with an actual or potential mandate or engagement and may not be used or relied upon for any purpose other than as specifically contemplated by a written agreement with Credit Suisse. In addition, these materials may not be disclosed, in whole or in part, or summarized or otherwise referred to except as agreed in writing by Credit Suisse. The information used in preparing these materials was obtained from or through you or your representatives or from public sources. Credit Suisse assumes no responsibility for independent verification of such information and has relied on such information being complete and accurate in all material respects. To the extent such information includes estimates and forecasts of future financial performance (including estimates of potential cost savings and synergies) prepared by or reviewed or discussed with the managements of your company and/or other potential transaction participants or obtained from public sources, we have assumed that such estimates and forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of such managements (or, with respect to estimates and forecasts obtained from public sources, represent reasonable estimates). These materials were designed for use by specific persons familiar with the business and the affairs of your company and Credit Suisse assumes no obligation to update or otherwise revise these materials. Nothing contained herein should be construed as tax, accounting or legal advice. You (and each of your employees, representatives or other agents) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by these materials and all materials of any kind (including opinions or other tax analyses) that are provided to you relating to such tax treatment and structure. For this purpose, the tax treatment of a transaction is the purported or claimed U.S. federal income tax treatment of the transaction and the tax structure of a transaction is any fact that may be relevant to understanding the purported or claimed U.S. federal income tax treatment of the transaction. These materials have been prepared by Credit Suisse (“CS”) and its affiliates for use by CS. Accordingly, any information reflected or incorporated herein, or in related materials or in ensuing transactions, may be shared in good faith by CS and its affiliates with employees of CS, its affiliates and agents in any location. Credit Suisse has adopted policies and guidelines designed to preserve the independence of its research analysts. Credit Suisse’s policies prohibit employees from directly or indirectly offering a favorable research rating or specific price target, or offering to change a research rating or price target, as consideration for or an inducement to obtain business or other compensation. Credit Suisse’s policies prohibit research analysts from being compensated for their involvement in investment banking transactions. CREDIT SUISSE SECURITIES (USA) LLC Eleven Madison Avenue New York, NY 10010-3629 +1 212 325 2000 www.credit-suisse.com Confidential 48 Copyright © 2017 Credit Suisse Group AG and/or its affiliates. All rights reserved.